INFRAX SYSTEMS

6365 53rd. Street North
Pinellas Park, FL 33781
HQ: 817-305-7118 | Office: 727-498-8514 | Fax: 727-499-6746

Definitive Purchase Agreement of Assets of Trimax Wireless, Inc.
By Infrax Systems, Inc.

June 29, 2010

Whereas Infrax Systems, Inc, a Nevada corporation, currently doing business in the state of Florida, and being a publicly traded company, symbol: IFXY, (hereinafter referred to as "IFXY" or "Buyer") has expressed an interest in purchasing certain assets of Trimax Wireless, Inc, a private company, currently located at 2675 S Horseshoe Drive, Suite 401, Naples, FL 34104, (hereinafter referred to as "TRIMAX "or "Seller") and TRIMAX has expressed an interest in selling the assets as set forth to Infrax Systems, Inc., and the Parties (hereafter jointly referred to as such), have reached an agreement for the purchase of those assets.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

RECITALS

Whereas IFXY is a publicly traded corporation which provides operational management, communications, and energy grid security related products and services for the Smart Grid, municipal and telecommunications networks that is seeking other technologies and opportunities to expand its energy market, produce revenue, bring assets for development and for shareholder return, makes the following Agreement for acquisition of certain assets,

Whereas TRIMAX, is the owner of certain technologies, hereby referred to as the Technology Suite and related Intellectual Property, including patents, patents pending, materials, inventory, accounts, contracts, facilities, and other related assets to those technologies (collectively, the "Trimax Assets"), and

Whereas the multi-protocol hardware developed and manufactured by Trimax, coupled with their patented, proprietary routing architecture when incorporated into the Infrax

communications module will provide utilities with a cost effective, robust last mile two-way communications solution for upgrading older meters and enhancing the newer ones; and

Whereas TRIMAX seeks to achieve the sale of the described Technology Suite and related Intellectual Property, and accepts these conditions, in order to receive the compensation set forth from IFXY in exchange for this agreement, and

Whereas, it is the intent of the parties that the Trimax Assets will be held within a wholly-owned subsidiary of Infrax and that this newly formed subsidiary shall be the exclusive arm of Infrax for purposes of contracting with third parties and otherwise deploying the Trimax Assets for profit (the "Subsidiary")_;

Whereas, the secure management of the "last mile" backhaul will be necessary for utilities to implement Smart Grid applications including Advanced Metering Infrastructure (AMI), real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation. When combined, the products developed by Infrax and Trimax will offer economic, operational and environmental benefits for utilities, and ultimately the utility's customers;

NOW THEREFORE in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I. BASIC TRANSACTION.

1.1 **Consideration to be Exchanged by IFXY**. Consideration for the sale and purchase of the Trimax Assets shall be in the form of cash and IFXY shares, as follows (collectively the "Consideration"):

A. On the Closing Date IFXY shall deliver pursuant to this Agreement, 2,500,000 IFXY preferred series B shares with a conversion 300 shares of common shares for every 1 share of Preferred Series B shares issued and held to TRIMAX or subsequently held by another person. Such rights are established with the transfer agent and with the State of Nevada.

1) IFXY Shares Issued in Transaction. The IFXY Shares will be issued in certificate form. The IFXY Shares shall be transferred to an Escrow account on the date of closing which shall be controlled by TRIMAX but subject to the terms of the Lock Up and Leak Out Agreement described below. The terms of the Escrow shall also provide that prior to the distribution of any of the IFXY Shares to the shareholders of TRIMAX, each such recipient shareholders shall execute a written agreement acknowledging that it shall be bound to the Terms of the Lock Up and Leak Out Agreement. If any such shareholders shall fail or otherwise refuse to execute the acknowledgment, then that shareholder's shares of the IFXY shares shall remain in Escrow for the requisite holding period as set

forth below. TRIMAX shall be responsible for the distribution of said shares among shareholders. IFXY shall have no responsibility for such distribution. IFXY shall assist in the processing of transfers from said certificates at the transfer agent only and at any brokerage as necessary.

Trading of Shares Limitation. Concurrently with the transfer of the IFXY Shares to TRIMAX, on behalf of each such future recipient of said shares TRIMAX shall execute a Lock Up and Leak Out Agreement in the form attached hereto as **Exhibit A** (the "Lock Up and Leak Out Agreement") in order to fully facilitate the orderly sale of any shares into the open market. Such Lock Up and Leak Out Agreement shall be for a period of one year from the date of the execution of this agreement. For purposes of tacking and sales principals Rule 144 and Rule 145 of the Securities Act of 1933, as amended and published pursuant to the Rule 144 revisions in 17 CFR Parts 230 and 239, which was effective February 15, 2008, such shares shall date for tacking purposes under the Rules to the date of issuance of the original preferred series shares, and when converted to common shares shall be dated to such earlier issuance date. The further limitation on such conversion for purposes of sale, transaction or use of said shares shall be governed by the "Dribble Out" rule of Section 144, which is defined under such rule. When such shares are released for conversion into common free trading status, they shall be governed at all times, no matter the amount of shares held by the holder, under Rule 144 (a) (3) if such terms are more restrictive per SEC regulation than the Lock Up and Leak Out Agreement.

Infrax agrees that after the issuance of all shares that Infrax, through its management and through counsel shall on a continual basis after closing (i) cooperate with any efforts to unencumber and remove any restrictive legend from the securities issued as Preferred Shares so that they shall be converted to common shares of Infrax and shall provide through counsel, including paying the costs of any Rule 144 opinions required to remove any Rule 144 restrictions so the shareholder shall have the ability to sell or use such shares in transactions for their benefit or at their direction; and (ii) take all actions necessary or appropriate to permit the Trimax shareholders to assist in the movement or transactions of such shares under Rule 144, including timely compliance with all SEC reporting and filing requirements.

2. Monetary Consideration. As part of the consideration for the sale of assets as set forth in this Agreement, Trimax will receive $750,000 in cash, certified funds or wire transfer Immediately upon receipt of the Investment Funding (as defined in Section 1.3(a)(1) herein). Notwithstanding the foregoing, as a condition precedent to the closing of this Agreement, Infrax shall have executed a binding bridge loan agreement in an amount not less than $500,000 (the "Bridge Loan") to provide interim financing for the Subsidiary, and TRIMAX shall wire to the Steven J. Bracci, PA Trust Account at closing $37,500 (the "Cash Closing Proceeds") as an advance against the $750,000 for purposes of covering closing-related

expenses. The remaining balance of $712,500 shall be evidenced by a Promissory Note from IFXY to TRIMAX in the form attached hereto as **Exhibit B** (the "Cash Proceeds Note").

3. Hampden Communications, LLC ("Hampden"). TRIMAX has disclosed to IFXY the existence of a Secured Term Note dated February 15, 2008, with Addendum dated February, 2009, in the total principal amount of $600,000, issued by TRIMAX, as borrower, to Hampden Communications LLC, a Missouri limited liability company, as lender (the "Hampden Secured Note"). The Hampden Secured Note is secured by a first security interest in TRIMAX's assets including without limitation, Accounts and Equipment (as each term is defined by the Uniform Commercial Code of the State of Missouri), and TRIMAX's intellectual property including patents, patents pending, and other rights, and trademarks and goodwill, and proceeds thereof (collectively, the "Hampden Collateral"). The essence of this transaction involves the commitment by Trimax to pay to Hampden $300,000 out of the $750,000 cash consideration to be paid by IFXY to TRIMAX, and, prior to the Closing set forth herein, to issue to Hampden a certain number of TRIMAX shares (collectively, the "Hampden Consideration"). In exchange, Hampden shall provide at closing an estoppel letter committing to release its security interest and UCC-1 filing with the State of Florida in the Hampden Collateral (the Hampden Collateral Release"), and to deliver the cancelled Hampden Secured Note to Trimax, within five (5) business days following Closing and receipt by Hampden of additional TRIMAX stock certificates which are being issued by TRIMAX to Hampden through the services of Island Transfer Agent as partial consideration for the Hampden Collateral Release. The estoppels letter shall also represent and warrant to TRIMAX that Hampden is presently the owner and holder of the Hampden Secured Note as of the time of cancellation. Additionally, IFXY agrees to enter into a separate Lock Up and Leak Out Agreement with TRIMAX for purposes of conveying the shares to Hampden that are included in the Hampden Consideration. This separate Lock Up and Leak Out Agreement shall provide for a holding period of not greater than six (6) months, but subject to a monthly 1% dribble out period thereafter. The completion of TRIMAX' transaction with Hampden and the release of the Hampden Consideration is a condition precedent to the Closing set forth herein.

2 Consideration to be Exchanged by TRIMAX.

Transfer of Assets – TRIMAX shall, upon the closing of this transaction, by assignment in the form attached hereto as **Exhibit C** (the "Assignment of Assets") transfer to IFXY in a separate subsidiary to be established by IFXY (the "IFXY Subsidiary") under such name designated, all assets as set forth below:

a. Inventory. TRIMAX shall deliver ownership to IFXY of all then on hand inventory within its possession or control, whether delivered, undelivered or in transit under purchase to TRIMAX or from TRIMAX for any purpose, as set forth on **Schedule 1.2(a).**

b. Contracts, Accounts and Bid Rights. TRIMAX shall also assign to the IFXY Subsidiary in writing, with notice to all contracted parties within ten days of closing, all accounts receivable on all contracts, contract bids, bids under consideration by submitted to parties, all leads for sales, and other related business opportunities then existing at the time of closing as set forth on **Schedule 1.2(b).**

c. Intellectual Property. TRIMAX shall deliver to the IFXY Subsidiary all drawings, patents, patents pending, IP, software, hardware, and any assets identified in Schedule of Assets of TRIMAX, its subsidiaries and/or companies, as set forth on **Schedule 1.2(c).** In this matter, TRIMAX shall deliver to the IFXY Subsidiary an assignment of any and all patents and patents pending from all listed inventors or assignees as then on file with the United States Patent Office (hereafter USPTO), under a schedule of executed and recognizable assignment documents, which is cognizable and enforceable under USPTO and United States Patent laws, or alternatively, with an agreement that it shall cooperate in good faith in providing such additional documents post-closing to validate the assignment under USPTO and United States Patent laws. Additionally, TRIMAX shall deliver all assignments of any and all patents and patents pending of which they have an interest from any foreign (non-USPTO) entity, including countries, jurisdictional entities (e.g. European Patent Organization, World Intellectual Patent Organization, Eurasian Patent Organization, etc.) which then may in any way be existing at the time of execution at the time of closing under a schedule of executed and recognizable assignments by such organizations, or alternatively, with an agreement that it shall cooperate in good faith in providing such additional documents post-closing to validate the assignment under such jurisdictional entities.

d. Miscellaneous. TRIMAX grants rights to IFXY to use all TRIMAX's trademarks, trade names and service marks (hereinafter referred to as the "Trademarks") on an exclusive basis in connection with selling and distributing all assets and related products in acquired in this Agreement:

1.3 Additional Duties of Parties under Agreement Terms:

Unless otherwise specified above, the following matters are concurrent obligations of the Parties for execution of this Agreement.

a. Obligations of Infrax: In addition to the obligations set forth elsewhere herein:

1) Infrax shall provide all necessary funding for the Subsidiary in an amount estimated at Three Million Dollars ($3,000,000.00) (the "Investment Funding") as approved by the Board of Directors, for its start up of operations utilizing the Trimax Assets, including completion and ongoing operations of TRIMAX all contracts, bids, and operational matters related to the execution of matters under this agreement, and for such future operations as set

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forth in the business plan to be approved from time-to-time by the board of directors of Infrax and the Subsidiary.

2) Buyer shall employ key personnel (the "Employee(s)"), under employment agreements that shall be finalized not less than 15 days after the Closing. The Employees shall accept such employment, independent of this agreement and make themselves available, on a full-time basis, to perform services comparable in scope and nature to those that they previously performed for TRIMAX. Further, any patents or patent applications, whether domestic or foreign, any inventions, whether developed or in the process of development, any research and development projects, and any designs and processes that relate to the Trimax Assets and the Business Plan that the Employees may develop during the terms of their employment shall belong to and be the property of Buyer.

3) Within fourteen (14) days after Closing, Infrax shall appoint to the Board of Directors of IFXY and any applicable Subsidiary two persons designated by TRIMAX, who shall meet statutory and regulatory eligibility for an appointment of a two-year term on the Board.

4) Infrax shall supply all necessary accounting and administrative support for the operation of all activities to be conducted under the acquisition of the assets in this Agreement. Such accounting and administrative support shall be under the separate subsidiary to be created by Infrax. Such subsidiary shall be operated and shall report in conformity with accounting principles and standards generally accepted in the U.S., and all SEC regulatory and other applicable accounting standards as required for reporting under appropriate laws.

5) Infrax shall supply the Bridge Loan Agreement as executed which binds the Bridge lender to the funding of $500,000 in Bridge funding for execution of this agreement. IFXY has performed due diligence on the bridge lender, BLUE DIAMOND CONSULTING, LLC, and represents and warrants to TRIMAX that it has confirmed that the bridge lender has the ability to fund the $500,000 bridge funding, and that such funds will be available should INFRAX request draws as set forth in the Bridge Loan Agreement.

6) Infrax shall and does have available the necessary authorized shares for completion of this Agreement. Infrax has five billion (5,000,000,000) shares authorized, and on a fully diluted basis after the issuance of the Preferred Series B shares, there is available necessary outstanding shares for issuance in this transaction, and including, without limitation, all issuances to third parties including the bridge loan lender and the Investment Funding source. The shares to be issued in this transaction on a fully diluted basis without a reverse division will result in 750,000,000 shares to be issued for the Trimax interest in the shares.

b. <u>Obligations of TRIMAX:</u>

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1) TRIMAX shall perform the obligations set forth herein pertaining to the sale of the Assets to IFXY.

2) Immediately upon Closing, TRIMAX shall instruct its transfer agent, Island Stock Transfer, to issue to Hampden 1,951,564 shares of TRIMAX stock, pursuant to subsection 1.1(A)(3) of this Agreement. TRIMAX shall also cooperate with IFXY in obtaining the Hampden UCC-3 and filing it with the State of Florida to finalize the release of the Hampden Collateral.

1.4 Closing. The closing of the Acquisition and exchange contemplated and provided for in this Agreement (the "Closing") shall take place at a time and place to be mutually agreed upon by the Parties, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the subject acquisition and exchange (other than the conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). It is the Parties' intention to close this transaction as soon as practicable; however, the Closing Date shall occur no later than June 28, 2010, absent regulatory delays, consent or breach.

II. REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of both Parties. Except as set forth on **Schedule 2.1** hereto, both Parties hereby represent andwarrant to the other that the statements contained in this Agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

a. Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by both Parties have been authorized by all necessary corporate action, and does not, and will not, violate or conflict with the provisions of the Party's Certificate of Incorporation or Bylaws or the provisions of any indenture, agreement, or other instrument to which TRIMAX or IFXY is a party or by which any of its property is bound. The Agreement constitutes a legal, valid and binding obligation of TRIMAX and IFXY.

b. No authorization or approval of any governmental body is required to be obtained by TRIMAX or IFXY in connection with the execution, delivery or performance of the Agreement, or, if so required, all such authorizations or approvals have been or will, prior to the Closing, be obtained by TRIMAX or IFXY.

c. Corporate Formation.

(1) IFXY is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and registered in good standing as a foreign corporation under the laws of Florida, with full corporate power to enter into, and to perform its obligations under, the Agreement.

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(2) TRIMAX is a corporation duly organized, validly existing and in good standing under the laws of Florida, with full corporate power to enter into, and to perform its obligations under, the Agreement.

d. Copies of Documents Genuine. All copies of all documents submitted by either party in this transaction or in any part of due diligence or negotiation are true, complete, correct and unmodified copies of such documents.

e. Noncontravention. During the period between the execution of this Agreement and the Closing Date, each Party agrees that it does not intend, nor will any of its officers, directors, or agents, knowingly transgress within the area of operations of the other Party regarding the use of the technologies and assets exchanged under this Agreement or existing technologies or operations, whether consummated or pursued under this Agreement or related thereto. In particular, IFXY will not pursue, support, or enhance, except on behalf and with the knowledge and assent of TRIMAX any opportunity, project or technology dealing within the Technology Suite and related Intellectual Property or use of the technologies, contracts, patents, patents pending, or other matters transferred under this Agreement. Neither will TRIMAX pursue any business opportunity which IFXY has pursued within their knowledge. Both parties may waive such matters in writing upon fourteen (14) days notice to the other before closing.

f. Litigation. There are no suits, actions or proceedings at law or in equity, pending or threatened against or affecting this transaction, except those set forth in the agreement or schedules, or disclosed in filings, that can be expected to result in (i) any materially adverse change in the contracts, bids, proposals, properties, operations, prospects, or assets which are being conveyed from TRIMAX to IFXY; or (ii) any materially adverse change in the value of IFXY stock or the ability of IFXY to fund the financial commitments, including the Employment Agreements, for the IFXY Subsidiary as set forth in Paragraphs 1.3(a)(1) and 1.3(a)(2) herein.; or (iii) which would prevent or interfere with the transactions contemplated by this Agreement.

g. Laws and Regulations. Both Parties have complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of this Agreement, and further, TRIMAX has represented compliance with all laws, rules and regulations as to its entitlement to, ownership of, operation of, and ability to transact and sell all matters under this agreement, including all necessary shareholder and Board approvals for such transfer. TRIMAX further asserts that it is compliant with and possesses all necessary licenses and permits required in its business by federal, state or local authorities for the intent and transaction of this Agreement to occur.

h. Full Disclosure. Neither this Agreement nor any other instrument furnished to IFXY or TRIMAX by or on behalf of either party contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, the intent or subjects of this Agreement.

i. Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties by IFXY and TRIMAX as set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

j. No Material Adverse Change, Etc.

1) By TRIMAX: Except as set forth on **Schedule 2.1** hereto, at the time of the execution of this Agreement and at the time of closing (if different), there has not been, other than as contemplated or caused by this Agreement any (i) material adverse change in the business, condition (financial or otherwise), operations, contracts, bids, technology rights which would affect business operations of use of the assets and technologies being acquired by IFXY; (ii) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations or prospects of IFXY for the use of such technology or assets, (iii) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material change to the assets being transacted or rights thereto) of, or involving TRIMAX, other than this Agreement and Agreements executed in the ordinary course of business (iv) any default or breach of any material respect pursuant to any covenant or agreement (v) any claim or purported claim against the asset purchase subject to this agreement, including shareholders with any purported or threatened dissenting matters or (vi) any other change in the manner which the company has conducted its business in the past which would impede the operations concerning the assets being acquired by IFXY as defined herein.

2) By IFXY: At the time of the execution of this Agreement and at the time of closing (if different), there has not been, other than as contemplated or caused by this Agreement (i) any material adverse matters or rights of IFXY to any of the purchase abilities included in this agreement which would impede such purchase or which would prevent or interfere with the transactions and funding commitments made by IFXY as contemplated by this Agreement ; (ii) any entry into or termination of any material commitment, contract, agreement, or transaction(including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material share rights) of, or involving IFXY, other than this agreement and agreements executed in the ordinary course of business which would involve transactions under this agreement or which would prevent or interfere with the transactions and funding commitments made by IFXY as contemplated by this Agreement; and (iii) any change in corporate structure or authority that would prevent or interfere with the transactions and funding commitments made by IFXY as contemplated by this Agreement

III. COVENANTS.

From the date of this Agreement until the Closing Date, the Parties agree as follows:

3.1 General. Each of the Parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article IV below).

3.2 Notices and Consents. Each of the Parties hereto will give any notices to third Parties, and will use its best efforts to obtain any third party consents, that the other party reasonably may request in connection with any matter referred to in this Agreement.

3.3 Access. Each Party agrees that they will permit the other's directors, officers, accountants, attorneys and other representatives full access, during reasonable business hours throughout the term or applicability of this agreement, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the others business affairs, operations, properties and financial affairs as the other party may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provision of this agreement.

3.4 Confidentiality. All information and documents furnished by a party pursuant to this agreement shall be deemed and treated as proprietary in nature. Each party agrees that it shall hold all information received from another party pursuant to or in connection with this agreement in the highest and strictest confidence and shall not reveal any such information to any individual who is not one of its directors, officers, key employee, attorney or accountant, and that it will not use any such information obtained for any purpose whatsoever other than assisting in its due diligence inquiry precedent to the Closing and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other party any all tangible embodiments (and all copies) thereof which are in its possession. Failure to return and account for disbursement of such material shall be subject to immediate injunctive relief against the other party, without notice or service of such action, with any order set forth to be binding until either the earliest of either an order changing such preliminary order, or a final judgment on such matters or related matters.

This covenant shall survive the consummation or termination of this Agreement.

3.5 Publicity and Filings. All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated the Parties, separately or jointly, regarding the exchange contemplated in this Agreement shall be reviewed and approved by the other Party before release or dissemination to the public or filing with any governmental agency or body whatever. Post Closing, the Parties will provide each other with such documents, information, assistance and cooperation as may be reasonably required to complete in a timely fashion, all required filings with any state, Federal or other agency, or outside party.

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3.6 Notice of Developments. Each party hereto will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in this Agreement.

3.7 Stand-Still Agreement. Neither Party will solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to any other transaction related to the matters being acquired under this Agreement pending the closing of the transaction contemplated herein.

3.8. Patent, Accounting and Asset Verification. IFXY shall have matters of accounting which shall need to be accounted for in its regular reporting to the SEC. As such matters necessary for accounting shall be submitted as requested by IFXY from TRIMAX on a timely basis. The costs of accounting material requested by that require TRIMAX to prepare accounting records and reports beyond that which TRIMAX prepares in the ordinary course of business shall be borne by IFXY.

3.9 Indemnification, and Hold Harmless. The Parties mutually agree to indemnify, defend and hold the other harmless from (i) any breach by the other party of any of their representations or warranties contained in the Agreement, or the failure of the other party to perform any covenant or agreement contained in the Agreement, or in any schedule, certificate exhibit or other instrument furnished or to be furnished by the other party under the Agreement; and (ii) any claim, debt, cause of action or other demand made by any party whatsoever, for any reason whatsoever, for, from or as a result of any negligent action, negligent omission, negligent breach, ensuing injury from such actions or inactions caused to be or claimed by any third party. Should either party desire to enact this provision, it must provide notice of a demand for defense and indemnification to the other Party in writing, within a reasonable amount of time after discovery of any potential claim. The method of defense, choice of counsel and indemnification shall be chosen by the party which must accept indemnification. Should a Party deny liability under this section, the dispute shall be referred to a Court of Competent jurisdiction pursuant to this Agreement. Specifically, TRIMAX is indemnifying IFXY, its officers, directors, agents, attorneys, and accountants from any claim from any dissenting shareholder who may challenge this agreement or any portion thereof.

IV. CONDITIONS PRECEDENT TO THE EXCHANGE.

4.1 Conditions Precedent upon the Parties. The obligation of both Parties to consummate this Agreement is contingent upon both Parties being able to deliver those matters and agreements disclosed in Section 1.1,1.2 and 1.3 and the following conditions at or before the Closing Date:

(a) Representations and Warranties True. The representations and warranties by both Parties in the Agreement shall have been correct on and as of the Closing Date with the same force and effect.

u. d.

(b) No Restraint. No injunction, filing in a jurisdiction, judgment, decree or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

(c) Execution of Agreement. Each Party shall have the authorized officer or director execute this Agreement, and the consent of their Board of Directors, if deemed necessary for completion of any or all actions called for under this Agreement.

(d) Transference of all Title, Leases and other Matters. Each Party shall cause to be transferred, all rights, title and interest to all matters to be exchanged under Section 1.1 of this Agreement, and that in any attached schedule.

(e) Bridge Loan. IFXY shall have executed a binding funding agreement for the Bridge Loan as set forth in Section 1.1(A)(2) of this Agreement.

(g) The Hampden Collateral Release. TRIMAX shall have obtained the estoppel letter from Hampden regarding the Hampden Collateral Release (as set forth in Section 1.1(A)(3) and cancellation of Hampden Secured Note in form satisfactory to both Parties.

(h) Schedules of All Documents. Attached to this agreement shall be the following schedules for closing. Such documents shall be delivered within ten (10) days after the execution of this agreement:

1. Schedule 1.2(a) List of Inventory.
2. Schedule 1.2(b) List of Contracts, Accounts and Bid Rights.
3. Schedule 1.2(c) List of Intellectual Property.
4. Schedule 2.1. Material Exceptions to Representations and Warranties.

V. ACTIONS AT CLOSING.

5.1 Exchange. All items within Section 1.1, 1.2 and 1.3 shall be tendered to the other Party before or at the time of closing.

(a) IFXY Stock Certificate. Stock certificates representing the necessary stock certificate for payment of consideration for the items being purchased herein. All of the issued shares of IFXY tendered in one certificate shall be disbursed under the authorization of the management or Board of TRIMAX.

(b) Assignment of TRIMAX Assets. TRIMAX shall deliver the Assignment of Assets to

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IFXY.

(c) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors, as necessary, authorizing and approving the execution and delivery of this Agreement and the performance of its obligations hereunder

(d) Certificate of TRIMAX. TRIMAX shall deliver to IFXY a certificate, dated the Closing Date, signed by a duly authorized officer of TRIMAX certifying that:

(1) the representations and warranties made by TRIMAX herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by the Agreement;

(2) TRIMAX has performed and complied in all material respects with all agreements, covenants and conditions required by the Agreement to be performed or complied with by Sellers on or prior to the Closing;

(3) no litigation, proceedings or other actions are pending against or affecting the Sellers which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by the Agreement;

(4) TRIMAX has received all consents required by the federal government, any state or local governmental body or any foreign government to the transactions contemplated by the Agreement, and such consents are in full force and effect; and

(5) that from the date of this Agreement through the Closing Date, TRIMAX has managed and conducted itssubsinessin the ordinary course as heretofore managed and conducted as though no change of ownership of its business were contemplated, and has used commercially reasonable efforts to preserve all employee, vendor and customer relationships.

(e) Certificate of IFXY. IFXY shall deliver to TRIMAX a certificate, dated the Closing Date, signed by a duly authorized officer of IFXY certifying that:

(1) the representations and warranties made by IFXY herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by the Agreement;

(2) IFXY has performed and complied in all material respects with all agreements, covenants and conditions required by the Agreement to be performed or complied with by IFXY on or prior to the Closing;

(3) no litigation, proceedings or other actions are pending against or affecting the

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IFXY which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by the Agreement; and

(4) IFXY has received all consents required by the federal government, any state or local governmental body or any foreign government to the transactions contemplated by the Agreement, and such consents are in full force and effect.

(f) Lock Up and Leak Out Agreement. Trimax shall execute and deliver the Lock Up and Leak Out Agreement dated the Closing Date.

(g) Cash Closing Proceeds. IFXY shall pay the Cash Closing Proceeds to TRIMAX by wire to the Steven J. Bracci, PA Trust Account.

(h) Cash Proceeds Note. IFXY shall execute and deliver the Cash Proceeds Note to TRIMAX.

(i) Hampden Collateral Release. Hampden shall deliver to TRIMAX the estoppel letter regarding the Hampden Colateral Release and cancellation of the Hampden Secured Note.

(j) Other Documents. All such other matters necessary to fulfill the consideration necessary under this Agreement.

VI. TERMINATION.

6.1 Termination of Agreement. This Agreement may be terminated as provided below:

(a) The Parties hereto may terminate this Agreement by mutual consent at any time prior to the Closing Date;

(b) IFXY may terminate this Agreement by giving written notice to TRIMAX at any time prior to the Closing Date;

6.2 Effect of Termination. If any party hereto terminates this Agreement pursuant to Section 6.1(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to the other party (except for any liability under the breakup portion of this agreement).

VII. GENERAL PROVISIONS.

7.1 Entire Agreement. This Agreement embodies the entire Agreement and understanding between the Parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or Agreements in regard thereto.

7.2 Choice of Law. The Parties stipulate that regardless of the location of the execution of this Agreement or the location of the closing, they agree that the choice of law governing this contract shall be the Laws of the State of Florida and jurisdiction in the Sixth Judicial Circuit in and for Pinellas County Florida.

7.3 Notices. Unless otherwise changed by notice given in accordance with this provision, any notice or other communications required or permitted herein shall be deemed given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the other Parties at the addresses set forth above or, in the case of the Shareholders, at the address set forth their signature.

7.4 Waiver. All rights and remedies under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

7.5 Survival of Provisions. All Agreements, representations, covenants and warranties on the part of the Parties contained herein or in any instrument executed and delivered in connection herewith shall survive closing of this Agreement and any investigation at any time made with respect thereto The terms, conditions and obligations of the Parties contained in this Agreement shall survive and remain enforceable after the closing upon any other party holding such rights, or entity which gains such rights. Notwithstanding the foregoing, all representations and warranties set forth in this Agreement shall expire if not enforced within four years of the date of Closing.

7.6 Attorney's Fees. In the event of litigation for enforcement of the terms of this Agreement or to enforce any remedy hereunder, the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney's fees, as may be incurred.

7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, successors and assigns.

7.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9 Execution by Facsimile. Facsimile execution of this Agreement by any party is authorized and shall be binding upon all Parties.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

7.11 Venue. For resolution of any dispute hereunder, venue shall be the courts of competent

jurisdiction in Pinellas County, Florida only.

7.12 Survivability. Should any term, condition, section or subpart of this Agreement be deemed null, void, voidable or unenforceable, the remaining terms, obligations, parts, sections and conditions shall remain in force and binding on the Parties.

7.13 Recitals. The Parties expressly acknowledge that the Recitals in the second preamble section contain covenants that shall be enforced and relied upon and do not constitute merely descriptive recitals.

7.14 Notice.

All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

If to Infrax Systems, Inc.:

Street: 6365 53rd St N
City: Pinellas Park
State or Province: FL
Zip or Postal Code: 33781
Country: USA
Telecopy Number: 727-499-3890
Attention: Paul J. Aiello, CEO

If to TRIMAX:

Trimax Wireless, Inc.
2675 S. Horseshoe Drive, Suite #401
Naples, Florida 34104
Attn: Ulrich Altvater, Chief Executive Officer

With Copy To:
Steven J. Bracci, Esq.
Steven J. Bracci, PA
2590 Northbrooke Plaza Drive, Suite 208
Naples, Florida 34119
Facsimile: (239) 236-0824

Either party may change its address, email address, phone or its telecopy number for purposes of this Agreement by giving the other party written notice of its new address or telecopy number. Any such notice if given or made by registered or recorded delivery international air mail letter shall be deemed to have been received on the earlier of the date actually received and the date fifteen (15) calendar days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a Business Day, in which case the date of deemed receipt shall be the next such succeeding Business Day.

7.15 Expenses of Negotiation and Transfer

Each party shall pay the party's own expenses, taxes, and other costs incident to or resulting from this agreement, whether or not the transactions contemplated hereby are consummated. The costs of TRIMAX shall include the TRIMAX auditing and accounting expenses required for this transaction. IFXY shall be responsible for valuation expenses. All other expenses of this transaction shall be the expense of IFXY as part of the start-up costs of the Subsidiary.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

Infrax Systems, Inc., a Nevada corporation

By: ____________________
Paul Aiello, Chief Executive Officer

Trimax Wireless, Inc.,
a Florida corporation

By: ____________________
Uli Altvater, Chief Executive Officer